DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
This Agreement is entered into as of May __, 201_, between Northwest Natural Gas Company, an Oregon corporation (the “Company”), and _________________ (“Recipient”).
Pursuant to the Company’s Non-Employee Director Compensation Policy, the Organization and Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has awarded restricted stock units to Recipient pursuant to Section 6 of the Company’s Long Term Incentive Plan (the “Plan”). Recipient desires to accept the award subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.Grant of Restricted Stock Units. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient ____ restricted stock units (the “RSUs”). The grant of RSUs obligates the Company, upon vesting in accordance with this Agreement, to deliver to the Recipient one share of Common Stock of the Company (a “Share”) for each RSU. The RSUs do not include a right to any dividend equivalent cash payments. The RSUs are subject to forfeiture as set forth in Section 2.8 below.

2.Vesting; Forfeiture Restriction.

2.1Vesting Schedule. All of the RSUs shall initially be unvested. Subject to Sections 2.2, 2.3, and 2.8, all of the RSUs shall vest on the day before the date of the Company’s 201_ annual meeting of shareholders.

2.2Effect of Death or Disability. If Recipient’s service as a director of the Company terminates because of death or physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986 (the “Code”)), all of the RSUs shall immediately vest.

2.3Acceleration on Change in Control. All of the RSUs shall immediately vest if a Change in Control (as defined in Section 2.4 below) occurs and at any time after the earlier of Shareholder Approval (as defined in Section 2.5 below), if any, or the Change in Control and on or before the second anniversary of the Change in Control, (a) Recipient’s service as a director is terminated by the Company (or its successor) without Cause (as defined in Section 2.6 below), or (b) Recipient’s service as a director is terminated by Recipient for Good Reason (as defined in Section 2.7 below). Termination by the Company shall include any failure to re-elect Recipient as a director of the Company or elect Recipient as a director of its successor.

2.4Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(a)    The consummation of:
(1)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”)

immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(2)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;
(b)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or
(c)    Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.
2.5Shareholder Approval. For purposes of this Agreement, “Shareholder Approval” shall be deemed to have occurred if the shareholders of the Company approve an agreement entered into by the Company, the consummation of which would result in the occurrence of a Change in Control.

2.6Cause. For purposes of this Agreement, “Cause” shall mean (a) the willful and continued failure by Recipient to perform substantially Recipient’s duties as a director of the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Recipient by the Company which specifically identifies the manner in which Recipient has not substantially performed such duties, (b) willful commission by Recipient of an act of fraud or dishonesty resulting in economic or financial injury to the Company, (c) willful misconduct by Recipient that substantially impairs the Company’s business or reputation, or (d) willful gross negligence by Recipient in the performance of his or her duties.

2.7Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence after Shareholder Approval, if applicable, or the Change in Control, of any of the following circumstances, but only if (x) Recipient gives notice to the Company of Recipient’s intent to terminate service as a director for Good Reason within 30 days after the later of (1) notice to Recipient of such circumstances, or (2) the Change in Control, and (y) such circumstances are not fully corrected by the Company within 90 days after Recipient’s notice:

(a)a reduction by the Company in Recipient’s director cash retainers as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control; or
(b)the failure by the Company to continue in effect any benefit or incentive plan in which Recipient is participating immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control (or plans providing Recipient with at least substantially similar benefits) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect Recipient’s continued participation in any of such plans on at least as favorable a basis to Recipient as is the case immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control or which would materially reduce Recipient’s benefits in the future under any of such plans or deprive Recipient of any material benefit enjoyed by Recipient immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control.

2.8Forfeiture; Possible Restoration. If Recipient ceases to be a director of the Company for any reason or for no reason, with or without cause, other than because of death or physical disability (within the meaning of Section 22(e)(3) of the Code), any RSUs that did not vest pursuant to this Section 2 or Section 4.2 at or prior to the time of such termination of board service shall be forfeited to the Company; provided, however, that if Recipient’s service as a director is terminated by the Company without Cause or by the Recipient for Good Reason after Shareholder Approval but before a Change in Control, any RSUs that are forfeited under this sentence shall be restored to the Recipient and vested if a Change in Control subsequently occurs within two years.

3.Delivery. As soon as practicable after the RSUs become vested, the Company shall deliver to Recipient the number of Shares underlying the RSUs. Notwithstanding the foregoing, if Recipient shall have made a valid election to defer receipt of the Shares underlying the RSUs pursuant to the terms of the Company’s Deferred Compensation Plan for Directors and Executives (the “DCP”), payment of the award shall be made in accordance with that election.

4.Sale of the Company. If there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which the outstanding shares of Common Stock of the Company are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:

4.1the unvested RSUs shall be converted into restricted stock units for stock of the surviving or acquiring corporation in the applicable transaction, with the amount and type of shares subject thereto to be conclusively determined by the Committee, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by the former holders of the Company’s Common Stock following the applicable transaction, and disregarding fractional shares; or

4.2all of the unvested RSUs shall immediately vest and the underlying Shares shall be delivered simultaneously with the closing of the applicable transaction such that Recipient will participate as a shareholder in receiving proceeds from such transaction with respect to those Shares.

5.Changes in Capital Structure.

5. 1If, prior to the vesting of the RSUs granted under this Agreement, the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the unvested RSUs so that Recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.

5. 2If the outstanding Common Stock of the Company is hereafter converted into or exchanged for all of the outstanding Common Stock of a corporation (the “Parent Successor”) as part of a transaction (the “Transaction”) in which the Company becomes a wholly-owned subsidiary of Parent Successor, then (a) the obligations under this Agreement shall be assumed by Parent Successor and references in this Agreement to the Company shall thereafter generally be deemed to refer to Parent Successor, (b) Common Stock of Parent Successor shall be issued in lieu of Common Stock of the Company under this Agreement, (c) service as a director of the Company for purposes of Section 2 of this Agreement shall include service as a director of either the Company or Parent Successor.

6.Approvals. The issuance by the Company of authorized and unissued shares or reacquired shares under this Agreement is subject to the approval of the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission, but no such approvals shall be required for the purchase of shares on the open market for delivery to Recipient in satisfaction of its obligations under this Agreement. The obligations of the Company under this Agreement are otherwise subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award under this Agreement. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under this Agreement if such issuance or delivery would violate applicable state or federal law.

7.Miscellaneous.

7.1Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

7.2Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

7.3Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

7.4Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
7.5Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

7.6Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
NORTHWEST NATURAL GAS COMPANY

By

Title    President and Chief Executive Officer

__________________